EXHIBIT 10.4


              DESCRIPTION OF INDEPENDENT DIRECTOR COMPENSATION PLAN


         The compensation payable to MediaBay's "Independent Auditors" under the Nasdaq Marketplace Rules (or the rules of the principal exchange on which MediaBay's common stock is listed, if the common stock is not listed on Nasdaq) is as follows:

         1. $2,000 per month for serving as a member of the Board of Directors, payable on the first calendar day of each month, commencing May 1, 2005.

         2. $1,000 per month for serving as Audit Committee Chairman, payable on the first calendar of each month, commencing May 1, 2005.

         3. $2,500 per month for serving as Lead Independent Director (as designated by the Board of Directors), payable on the first calendar day of each month, commencing May 1, 2005. Richard Berman has been designated by the Board of Directors as Lead Independent Director.